Exhibit 99.1

	Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
FOR IMMEDIATE RELEASE		713-570-3000

CROWN CASTLE FORMS NEW SUBSIDIARY TO DELIVER

MOBILE TELEVISION TO HANDHELD DEVICES INCLUDING

CELL PHONES

•	Network to be built using unencumbered nationwide spectrum
•	Commercial deployment expected to begin in select major markets in 2005
•	Allen & Company has acquired a minority interest and will advise company
•	Business expected to be separately financed, possibly including addition of strategic partner

MARCH 14, 2005 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) announced today that it has formed a new subsidiary, Crown Castle Mobile Media, to deliver live mobile television services to handheld devices including cell phones.

Crown Castle Mobile Media intends to build and operate a dedicated digital network for broadcasting digital television content to these devices. The proposed network will utilize five megahertz (MHz) of unencumbered nationwide spectrum acquired by Crown Castle through Federal Communications Commission auction 46 in 2003. The technology being used, Digital Video Broadcasting–Handheld (DVB-H), is currently expected to become the global standard for mobile television and has been formally adopted by both the DVB Organization and the European Telecommunications Standards Institute (ETSI). Crown Castle and Nokia have recently completed successful demonstration trials of this open-standard technology in Pittsburgh, Pennsylvania. Crown Castle Mobile Media expects to begin commercial deployment of this service in select major US markets during 2005.

“Crown Castle owns over 10,000 wireless towers and holds a nationwide spectrum license,” stated John P. Kelly, President and Chief Executive Officer of Crown Castle. “These valuable assets, combined with our proven expertise in digital broadcasting in the UK, provide a unique opportunity to take a leading position in the emerging mobile television market. We look forward to partnering with content providers and wireless services providers to introduce commercial services.”

News Release continued:

“Nokia and Crown Castle broadcast mobile television for the first time in the US during live market trials that began in Pittsburgh last October and are working together to bring mobile television and radio to the hands of wireless users across the United States. Crown Castle’s support of DVB-H is further evidence that DVB-H is a robust, open standard that will not only bring high-quality television and radio to the market, but will ensure a vibrant marketplace for infrastructure equipment, innovative devices, and compelling services,” said Richard Sharp, vice president of Nokia’s Rich Media business unit.

Allen & Company LLC, the New York-based investment bank, has made an equity investment to acquire a minority interest in Crown Castle Mobile Media and will advise the company. Richard Fields, Managing Director of Allen & Company, commented, “Mobile television is likely to be one of the most widely adopted of a new class of high-value, mobile services. We expect Crown Castle Mobile Media may become a market leader in enabling this service due to its unique ability to make available five MHz of completely vacant and unencumbered spectrum which is currently available for deployment. Combined with the largest tower footprint in major markets in the country and the selection of an accepted global technology standard, we believe that over the next few years Crown Castle Mobile Media could effectively reach most of the major US markets before any other new entrant is able to clear meaningful spectrum for such a dedicated service.”

“The success of the DVB-H deployment will be a function of the health and strength of its ecosystem,” stated Marc Cetto, Texas Instruments (TI) general manager of Mobile Connectivity Solutions. “Crown Castle’s nationwide, available spectrum, coupled with its broadcasting and wireless experience, should be key to a winning digital television deployment in the US market. TI is in full support of Crown Castle’s activities and believes that open industry standards like DVB-H are going to be the winners in the mobile digital television market. TI’s ‘Hollywood’ single-chip for digital television on mobile phones, together with Crown Castle and other DVB-H supporters – whether carriers, handset manufacturers or content providers – should help drive digital television services for mobile devices to the mass market in the US”

Regarding the future funding needs of launching this business, Ben Moreland, Chief Financial Officer of Crown Castle, noted, “It is our intent that this entity be largely funded on a standalone basis. We will work together with Allen & Company to develop the most attractive funding options for the business, which may include the introduction of a significant strategic partner to assist us in pursuing this exciting opportunity.”

News Release continued:

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 68 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 10,600 and over 1,300 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding (i) the build, operation, development, and deployment of a network for mobile television, (ii) commercial launch and acceptance of mobile television or DVB-H, (iii) competitive position with respect to mobile television and (iv) funding of Crown Castle Mobile Media. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

# # #